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NEURALSTEM GRANTS FIRST LICENSES FOR CNS THERAPY SURGICAL DEVICES

Industry-breakthrough Spinal Platform and Floating Cannula Used in ALS Stem Cell Trial

ROCKVILLE, MD, September 6, 2012 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that it has granted the first licenses for use of its Spinal Cord Delivery Platform and Floating Cannula, for delivering therapeutic agents to the spinal cord, to Salt Lake City-based Q Therapeutics. This platform and cannula have been in use since 2010, in the recently completed Phase I ALS trial delivering Neuralstem’s NSI-566 neural stem cells into the spinal cords of patients with amyotrophic lateral sclerosis, (ALS or Lou Gehrig’s disease). The devices have been demonstrated to be safe in the 18 industry-leading surgeries. Neuralstem holds the exclusive worldwide licenses to the surgical devices. The financial terms of the agreement were not disclosed.

“This is the beginning of a new paradigm in treating multiple indications for spinal cord diseases,” said Richard Garr, Neuralstem’s President and CEO.  “Intraspinal delivery of therapeutics has long been thought to pose problems too difficult to overcome. However, we have established compelling safety data in our first-in-human, 18-patient trial, and we expect to continue to license out the surgical devices to both industry and academia as they now begin to explore the possibilities our technology has enabled.”

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem has recently completed an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic spastic paraplegia and chronic stroke. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include chronic traumatic encephalopathy (CTE), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter and Facebook.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2011 and the quarterly report on Form 10-Q for the period ended June 30, 2012.

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